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           [LETTERHEAD OF CONCENTRA MANAGED CARE, INC. APPEARS HERE]



   FOR IMMEDIATE RELEASE         Contact:  Donald J. Larson
   ---------------------                   President and Chief Executive Officer
                                           (617) 367-2163



         CONCENTRA(R) MANAGED CARE AGREES TO ACQUIRE VENCOR'S NETWORK
                       OF OCCUPATIONAL MEDICINE CENTERS


BOSTON, Massachusetts (September 2, 1997) - Concentra Managed Care, Inc. (Nasdaq/NM:CCMC) today announced that it has executed a definitive agreement to purchase a network of 16 occupational medicine centers from Vencor, Inc. (NYSE:VC). Specific terms of the cash transaction were not disclosed. The acquisition is expected to be completed in early September following the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and satisfaction of other customary conditions.

     The network of centers, which was part of Vencor's March 1997 acquisition of TheraTx, Incorporated, provides occupational medicine services in five states. Vencor, a long-term healthcare company with over $3 billion in annual revenues, owns and operates a national network of hospitals, nursing centers and contract service providers in 46 states.

     This acquisition expands the Company's network of occupational healthcare centers to three new states and four new markets and is expected to add approximately $23 million to Concentra's annual revenues. For the year ended December 31, 1996, Concentra's revenues totaled $350 million with net income of $21 million.

     Commenting on the announcement, Donald J. Larson, President and Chief Executive Officer, said, "This acquisition provides us with a platform for future growth in several strategic markets and states. The transaction includes five occupational medicine centers in Atlanta, Georgia, three centers in Fresno, California, and one center in Raleigh-Durham, North Carolina. In addition, we gain a network of four centers in southeast Florida which are managed pursuant to an agreement with Tenet Healthcare Corp. (NYSE:THC). The acquisition also broadens our geographic coverage in Tucson, Arizona - a market where Vencor owned three centers and where we previously had two locations through a joint venture with Columbia/HCA Healthcare Corporation (NYSE:COL).

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CCMC To Acquire 16 Occupational Medicine Centers
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September 2, 1997

     "Acquisitions such as this, coupled with strong internal expansion, play an important role in our growth strategy," he continued. "By achieving greater density in the markets we serve, and by strategically entering attractive new markets, we can provide broader geographic coverage for employers and enhance our ability to work directly with insurers in exploring risk-sharing products to contain workers' compensation costs."

     This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company's operations, an interruption in its data processing capabilities, operational, financing and strategic risks related to the Company's growth strategy, possible fluctuations in quarterly and annual operating results, litigation against the Company, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company's services, and dependence on key management personnel. Additional factors include those described in the Company's Securities and Exchange Commission filings.

     Concentra Managed Care was recently formed through the merger of CRA Managed Care (Nasdaq symbol CRAA) and OccuSystems (Nasdaq symbol OSYS) - two leaders in the field of occupational healthcare and workers' compensation cost containment. This merger was completed on August 29, 1997.

     Concentra Managed Care is the nation's first fully integrated managed care company focused on workers' compensation cost containment. Concentra offers prospective and retrospective services to employers and insurers of all sizes, providing pre-employment testing, loss prevention services, first report of injury, injury care, specialist networks, specialized cost containment services, and field case management for workers' compensation as well as for the disability and automobile injury markets. The Company has 122 field case management offices, with approximately 1,225 field case managers who provide medical management and return to work services in 49 states, the District of Columbia, and Canada. The Company also has 83 service locations that provide specialized cost containment services including utilization management, telephonic case management, and retrospective bill review. Under the name Concentra Medical Centers, the Company operates the nation's largest network of occupational healthcare centers, currently managing the practices of 217 physicians in 122 centers located in 32 markets in 16 states.

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